Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 30, 2013

Simulations Plus Announces Quarterly Cash Dividend Increase

Board increases cash dividend again to $0.03 per share

LANCASTER, CA, July 30, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its Board of Directors has decided to distribute a cash dividend in August.

The Board of Directors declared its next ongoing quarterly cash dividend of $0.03 per share, an increase of $0.01 per share over the $0.02 per share that was planned after the accelerated dividend distribution of $0.03 per share for the expected May, August, and November 2013 distributions that was paid in December 2012. This dividend will be distributed on Thursday, August 15, 2013, for shareholders of record as of Monday, August 12, 2013.

Ms. Momoko Beran, chief financial officer of Simulations Plus, said: “The board has decided to increase the dividend to shareholders again this quarter as a result of our excellent financial performance during the third fiscal quarter of fiscal year 2013, as reported in our 10-Q filed on July 10, 2013. We generated just under one million dollars in net income in the third quarter, and this dividend increase amounts to an addition of about $160,000.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added, “The Board of Directors has demonstrated that it believes in rewarding our loyal shareholders by returning a portion of our excess cash in the form of dividends. As our financial performance improves, the board will consider further increases; however, the board reserves the right to use cash as the needs of the business dictate, so there can be no assurances of future dividends.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. We also provide a productivity tool called Abbreviate! for PCs. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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